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                                                                    EXHIBIT 11.1

                             LSI LOGIC CORPORATION

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

                  YEAR ENDED DECEMBER 31, 1994, 1993 AND 1992
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              1994         1993         1992
                                                            --------     --------     ---------
PRIMARY EARNINGS (LOSS) PER SHARE
Net income (loss).......................................... $108,743     $ 53,750     $(110,208)
Average common and common equivalent shares:
  Average common shares outstanding........................   53,168       47,819        44,478
  Dilutive options.........................................    1,785        1,712            --
                                                            --------     --------     ---------
                                                              54,953       49,531        44,478
                                                            ========     ========     =========
Earnings (loss) per common and common equivalent share..... $   1.98     $   1.09     $   (2.48)
                                                            ========     ========     =========

FULLY DILUTED EARNINGS PER SHARE
Net income................................................. $108,743     $ 53,750
Interest expense on convertible subordinated debt, net of
  tax effect...............................................    7,022        3,961
                                                            --------     --------
Adjusted net income........................................ $115,765     $ 57,711
                                                            ========     ========
Average common and common equivalent shares
  on a fully diluted basis:
  Average common shares outstanding........................   55,965       47,765
  Convertible subordinated debt............................    4,675        5,116
  Dilutive options.........................................    2,074        1,932
                                                            --------     --------
                                                              62,714       54,813
                                                            ========     ========
Fully diluted earnings per common and common equivalent
  share.................................................... $   1.85     $   1.05
                                                            ========     ========
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